October 19, 2006
Board of Directors
ACE*COMM Corporation
704 Quince Orchard Road
Gaithersburg, MD 20878
Ladies and Gentlemen:
      We are acting as special counsel to ACE*COMM Corporation, a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 138,704 shares of the Company’s common stock, par value $0.01 per share, all of which shares (the “Shares”) may be sold by certain selling stockholders (each a “Selling Shareholder”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
      For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of the Registration Statement.

2.	Purchase Agreement, dated March 24, 2005, by and among the Company and the sellers listed therein (the “2helix Purchase Agreement”), relating to the purchase and sale of the entire issued share capital of Double Helix Solutions Limited (“2helix”).

3.	Deed of Variation and Settlement relating to the 2helix Purchase Agreement, dated October 28, 2005, by and among the Company and the sellers listed therein.

4.	Loan Note dated October 28, 2005 in favor of Integrated Strategic Communications Limited.

5.	Loan Note dated October 28, 2005 in favor of Noga Confino.

6.	Side Letter dated September 26, 2006, by and between the Company and Integrated Strategic Communications Limited.

7.	Side Letter dated September 26, 2006, by and between the Company and Noga Confino.

8.	The Articles of Amendment and Restatement of the Company, as certified by the Secretary of Company on the date hereof as being complete, accurate and in effect.

9.	The Bylaws of the Company, with amendments thereto, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

Board of Directors
Ace*Comm Corporation

October 19, 2006
10.	Resolutions of the Board of Directors of the Company adopted at meetings held on March 20, 2005, March 23, 2005 and October 27, 2005, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the issuance of shares of the Company’s common stock to the sellers of 2helix in payment of the Loan Notes and arrangements in connection therewith.

11.	Certificate of an officer of the Company, dated as of the date hereof, as to receipt of the consideration for the Shares.
      In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
      This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.
      Based upon, subject to and limited by the foregoing, we are of the opinion that based upon the officer’s certificate referred to in Paragraph 11 above confirming receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors referred to in Paragraph 10 above, the Shares are validly issued, fully paid, and nonassessable.
      This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
      We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours, HOGAN & HARTSON L.L.P.